Exhibit 10.15



                         TECHNOLOGY TRANSFER AND PRODUCT
                             DISTRIBUTION AGREEMENT

     THIS TECHNOLOGY TRANSFER AND PRODUCT DISTRIBUTION AGREEMENT (the "Agreement"), is made effective this 30th day of September, 2003, and is by and between Solartech, Inc., a Michigan corporation having it principal place of business at 26101 Harbour Point Drive North, Harrison Township, Michigan 48045, ("Solartech") and PocketSpec Technologies Inc., a Colorado corporation having it principal place of business at 3225 East 2nd Avenue, Denver, Colorado 80206 ("PocketSpec").

                                    RECITALS

     WHEREAS, Solartech is engaged in design, development and sale of portable hand held solar meters. Each of the current solar meters can be viewed on Solartech's web site www.solarmeter.com . (the "Solartech Meters") Solartech also is in the practice of branding all of its meters with its distinctive mark "Solarmeter(R)", which is a trademark owned by Solartech. Certain non-exclusive rights to use the said trademark has been granted to PocketSpec by a trademark license agreement of even effective date herewith.

     WHEREAS, PocketSpec is in the business of, among other things, manufacturing and sales of electronic color analyzer devices, including by way of example, a tanning industry product line described as a) an handheld color measurement device that electronically generates a TanTone(TM) number. branded as Bronz(check). In connection this tanning industry product, PocketSpec is in development of software packages for marketing to the tanning industry. One of the software applications contemplated by PocketSpec is the creation of solar devices that work on the principals and with all or part of the technology embodied in the Solartech Meters. PocketSpec has requested from Solartech that it have certain exclusive rights to further develop and use as its own, differing applications of the technology developed and embodies in the Solartech Meters. In addition, and due to the close relationship between Solartech and PocketSpec, contemplated, PocketSpec has also requested that it be granted a non-exclusive distribution right to buy and sell the Solartech Meters in the United States of America and Worldwide, Except in the United Kingdom, where PocketSpec has requested an exclusive distribution agreement.

     WHEREAS, Solartech has granted to PocketSpec the exclusive limited use of the technology embodied in the Solartech Meters, subject to the terms, conditions and royalty rights of Solartech contained in this Agreement.

     WHEREAS, Solartech has granted to PocketSpec the non-exclusive distribution rights to buy and sell the Solartech Meters in the United States of America and Worldwide, Except in the United Kingdom, where PocketSpec will the exclusive right to distribute the Solartech Meters, all subject to the pricing and purchase terms set forth in this Agreement.

                                    AGREEMENT

     NOW, THEREFORE, Solartech and PocketSpec agree as follows:

1. DEFINITIONS As used in this Agreement, the following terms shall have the meanings indicated:

     1.1. "Technology" shall mean all rights owned or otherwise controlled by Solartech in, to or under technical information, know-how, process, procedure, composition, device, method, formula, protocol, technique, software, design, drawing or data relating to the Solartech Meters which are not covered by Intellectual Property Rights, but which are necessary for the practice and full utilization of inventions at any time disclosed or claimed by Solartech. The development rights granted to PocketSpec in this Agreement relate only to: the Technology embodied in the Solartech Meters, (excluding the Version 8.0 UVC and future UVC Versions), but limited to Non-Portable Applications of the Technology. The rights to distribute, buy and sell granted to PocketSpec in this Agreement relate to the Solartech Meters which are Portable Applications. Technology also includes: all tangible and intangible results and items arising out of, developed in connection with or constituting the Results of each party's respective development, including all ideas, Inventions, discoveries, designs, know-how, notes, memoranda, Documentation, and copyrighted materials, and all intellectual Property rights constituting, embodied in, or pertaining to any of the foregoing.

     1.2. "Portable Applications" shall mean the current Solartech Meters and future meters, which are battery powered and complete all functions within the device(s), but have no ability to export the data generated from their use, such as the Med/Hr number in the case of the Solarmeter(R) Version 7.0, other than visual.

     1.3. "Non-Portable Applications" shall mean any number of possible configurations, including: a) the current Solartech Meters and future meters, which are battery powered and complete all functions within the device(s) including internal (on-board) display of data, but also have electronic means to export the data generated from their use, such as the Med/Hr number in the case of the Solarmeter(R)Version 7.0, which could be wireless, connected wire, any means of transmission of the data without wired connection; b) any built device or assembly of devices the embody all or part of the Technology embodied in the current Solartech Meters and future meters, using a battery, wired, or wireless power source, which may all or part of the Technology functions within the device(s) including internal (on-board) display of data, but also have electronic means to export the data generated from their use, such as the Med/Hr number in the case of the Solarmeter(R)Version 7.0, which could be wireless, connected wire, any means of transmission of the data without wired connection; c) any other technology designed and built that gathers data similar to the Solartech Meters, but relays the data by electronic means to export the data generated from their use, such as the Med/Hr number in the case of the Solarmeter(R)Version 7.0, which could be wireless, connected wire, any means of transmission of the data without wired connection;

     1.4. "Device" means products built by PocketSpec which embody all or parts of the Technology described above.

     1.5. "Effective Date" shall mean the date of transfer by PocketSpec to Solartech of the PocketSpec's common stock, which is January 30, 2003.

     1.6. "Rules of Construction". As used in this Agreement, all terms defined in the singular shall include the plural, and vice versa, as the context may require. The words "hereof," "herein," and "hereunder" and other words of similar import refer to this Agreement as a whole. The word "including" when used herein is intended to be exclusive and is not intended to mean "including, without limitation." The headings of the several sections of this Agreement are intended for convenience of Reference only and are not intended to be a part of or to affect the Meaning or interpretation of this Agreement. This Agreement has been negotiated and drafted by the parties with assistance by counsel and Shall be fairly interpreted in accordance with its terms and without any rules of construction relating to which party drafted the Agreement being applied in favor or against either party.

2.   GRANT OF TECHNOLOGY (LICENSE)

     2.1. Grant. Subject to the terms and conditions stated herein, Solartech hereby grants to PocketSpec an exclusive, royalty-bearing right and license to the Non-Portable Technology, as defined, for use by PocketSpec in the United States of America and Worldwide with use including by way of example, but not limited to: manufacture, have manufactured, use, offer to sell, sell and import and export products designed by PocketSpec, using the Non-Portable Applications of the Technology, as Defined.

     2.2. Ownership. PocketSpec acknowledges and agrees that Solartech is and shall remain the sole and exclusive owner of the Technology, subject to the rights of PocketSpec.

          2.2.1. Technology License Fee.

               2.2.1.1. Equity in PocketSpec.  In  consideration  for the rights and licenses granted hereunder have been approved by the board of directors of PocketSpec, PocketSpec shall deliver to Solartech 200,000 shares of its restricted common stock in one certificate of 200,000 shares. The valuation is $.12 per share or $24,000.00, and Solartech agrees that proceeds received from the sale of the stock will be 100% taxable to Solartech. Solartech agrees it will not sell more than 50,000 shares every 3 months commencing February 1, 2004, under SEC Rule 144.

               2.2.1.2.  Royalty.  For the  life of this  Agreement,  PocketSpec shall pay to Solartech a royalty in the amount of $10.00 for every Device sold by PocketSpec, with the following exception: In lieu of Royalty, PocketSpec may purchase from Solartech the Erythemal Detector used in the Solarmeter(R) Version 7.0 for $45.00 each, plus shipping. Each of these purchased will satisfy $10.00 of Royalty obligation. The said dedectors would be intended to be used in the devices built by PocketSpec using Solartech's technology.

3. Document and Product Delivery. As part of this Agreement, and to the extent possible, Solartech shall make available to PocketSpec existing documentation relating to design and manufacturing of the Solartech Meters and the following materials as part of this Agreement, except for the Erythemal Detector componentry :

     3.1. One of the Version 5.0 Solarmeter(R)and two of the complete component parts to the same Version 5.0

     3.2. Four of the Version 7.0 Solarmeter(R)and eight of the complete component parts to the same Version 8.0

     3.3. Design Documents. Solartech shall make available documents relating to hardware and software for Solartech's Device, including without limitation the following documents: mechanical drawings, bill of materials, source code for all software related to the Solartech Meters, and schematics, Except for the Erythemal Subassembly Detector componentry :

     3.4. Manufacturing Documents. Solartech shall make available documents relating to the manufacture of the Solartech Meters to the extent such documents exist, including without limitation: documents of materials, suppliers, all phases of manufacturing, Except for the Erythemal subassembly Detector componentry.

4. Records, Reports and Payment of Royalties. During the term of this Agreement and for five (5) years thereafter, PocketSpec shall keep complete and accurate records of the sale of the in sufficient detail to enable the royalties payable to Solartech under Section 2.2.1.2 of this Agreement to be determined. Within thirty (30) days after the end of each fiscal quarter, which end on the last day of January, April, July and October, during which units using the technology granted under this Agreement have been sold, PocketSpec shall furnish to Solartech a written report setting forth the number of such Devices sold in such just-ended fiscal quarter, together with royalties payable to Solartech pursuant to Section 2.2.1.2.

5. Audit Rights. PocketSpec shall permit Solartech, or representatives of Solartech which are reasonably acceptable to PocketSpec, at Solartech's expense, to periodically examine PocketSpec's books, ledgers, and records during regular business hours for the sole purpose of, and only to the extent necessary, to verify reports furnished to Solartech pursuant to
     Section 2.2.1.2; provided that Solartech delivers to PocketSpec a written notice of Solartech's intention to conduct an inspection not less than ten
     (10) business days before the intended date of such inspection; and provided further that only one (1) such inspection may be conducted during any calendar six (6) month period. In the event that amounts due Solartech are determined to have been underpaid by an amount greater than ten percent (10%) of the amount actually due, PocketSpec shall pay the cost of such examination. Any royalty payment not paid on or before the date corresponding to thirty (30) days after the end of the calendar quarter for which such royalties are due and payable hereunder shall accrue interest at a rate equal to one percent (1%) per calendar month or, if less, the maximum rate permitted under applicable law. Notwithstanding the above, each report delivered by PocketSpec to Solartech pursuant to Section 14.7, shall be deemed correct and accurate, and Solartech shall have no right to inspection records relating thereto, or otherwise challenge the accuracy of either such report or the records relating thereto, after the third anniversary of the date of delivery of such report to Solartech.

6.   DEVELOPMENT

     6.1. Trademark   Branding.   PocketSpec   agrees   to   place   appropriate
          Solarmeter(R) trademark on all of the Devices.

7.   Ownership and Rights in Technology.

     7.1. PocketSpec shall own all right, title and interest in Technology developed (Devices) using the Technology, subject only to the Royalty obligations, and it may apply for any patent protection, at its expense.

     7.2. All Technology shall be deemed to be Confidential Information of the party (or parties) whose employee(s) and consultant(s) developed, made or otherwise created such Technology and shall be subject to the restrictions set forth in Article 9. below.

     7.3. Use of Third Party Developers. Due to the confidential nature of the Subject Matter, in the event PocketSpec uses a third party developer or manufacturer, PocketSpec shall require such third party developer or manufacturer to execute confidentiality agreements.

     7.4. Regulatory Approvals and Testing. PocketSpec shall be responsible for obtaining necessary regulatory approvals and authorizations for the Device(s) developed as a result of this Agreement, if needed.

8.   REPRESENTATIONS, WARRANTIES AND COVENANTS

     8.1. Representations, Warranties and Covenants of Solartech. Solartech Represents, warrants and covenants that: (I) Solartech is the sole and exclusive owner of all right, title and interest in the Technology;
          (ii) the Technology is free and clear of any lien, encumbrance, security interest and restriction on license; (iii) Solartech has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in, to or under the Technology, or any portion thereof, which is inconsistent with the rights granted to PocketSpec herein; (iv) to the best of Solartech' knowledge as of the Effective Date, the Solarmeter(R)does not infringe any intellectual property right of any third party; (v) there are no actions, suits, investigations, claims or proceedings pending or threatened in any way relating to the Technology; (vi) Solartech is a Corporation, duly organized validly existing and in good standing under the laws of the State of Michigan; and (vii) the execution, Delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Solartech.

     8.2. Representations, Warranties and Covenants of PocketSpec. PocketSpec represents, warrants and covenants that: (i) PocketSpec is a corporation, duly organized validly existing and in good standing under the laws of the State of Colorado; and (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of PocketSpec.

9.   CONFIDENTIAL INFORMATION

     9.1. General. PocketSpec and Solartech shall keep confidential the methods, processes and techniques and all information, knowledge, know-how, trade practices, and trade secrets divulged, disclosed, or in any way communicated between themselves.

     9.2. Nondisclosure. Solartech and PocketSpec each agree that all information contained in documents marked "confidential" which are received by one party from the other party, and all information indicated to be Confidential Information in Section 9. (collectively, "Confidential Information") shall be received in strict confidence, use only for the express purposes set forth in this Agreement, and not disclosed by the recipient party (except as required by law or court order), its agents or employees without the prior written consent of the other party, unless such Confidential Information: (i) was in the public domain at the time of disclosure, (ii) later became part of the public domain through no act or omission of the recipient party, its employees, agents, or permitted successors or assigns, (iii) was lawfully disclosed to the recipient party by a third party having no obligation to the disclosing party, (iv) was already known by the recipient party at the time of disclosure, (v) was independently developed by the recipient without use of or access to such Confidential Information or (vi) is required to be disclosed to a government agency.

     9.3. Protection of Confidential Information. Each party's obligations of confidentiality, non-use and nondisclosure set forth in this Section shall be fulfilled by using at least the same degree of care with the other party's Confidential Information as it uses to protect its own confidential information. This obligation shall continue in full force and effect during the term of this Agreement and thereafter for a period of three (3) years.

10.  INFRINGEMENT BY THIRD PARTIES

     10.1.General. PocketSpec shall notify Solartech if it learns of any possible infringement by any third party of the Technology. In the event that Solartech does not file suit against a substantial infringer of such patents or other rights granted herein within six
          (6) months after receipt of such notification from PocketSpec, PocketSpec shall have a right, but no obligation, to enforce any patent licensed hereunder on behalf of itself and Solartech. Solartech shall provide all reasonable assistance requested by PocketSpec in connection with any action taken by PocketSpec to enforce the Technology and Trademark, including without limitation joining legal action initiated by PocketSpec as a party. In the event that PocketSpec takes such, PocketSpec shall retain for its own benefit all recoveries obtained from such action, after reimbursement of Solartech for its costs and expenses, if any, incurred. Such to the extent Solartech joins any legal action initiated by PocketSpec, Solartech and PocketSpec shall split equally all costs, expenses and recoveries. Cooperation. In any suit or dispute involving an infringer, the parties shall cooperate fully, and upon the request and at the expense of the party bringing suit, the other party shall make available to the party bringing suit, at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens, and the like in its possession.

11.  INDEMNIFICATION

     11.1.General.  PocketSpec shall hold harmless and indemnify Solartech,  its officers, employees and agents from and against any claims, demands or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the rights and licenses granted hereunder by PocketSpec, its Affiliates or their officers, employees, agents or representatives, except to the extent that any such claims, demands or causes of action arise as a result of Solartech's negligence or misconduct.

     11.2.PocketSpec   agrees   that  no  product  or   software   bearing   the
          Solarmeter(R) shall in any way be used to encourage or endorse the exceeding of manufacture's suggested maximum operating time for tanning beds. Use of the Solarmeter(R) may be used in PocketSpec's web sites, its literature and other written documentation and promotional materials.

12.  TERM AND TERMINATION

     12.1.Term. The term of this Agreement shall commence on the Effective Date and continue in full force and effect for a period of ten (10) years, and shall be extended for an additional ten (10) years if the Devices are still being built. This Agreement may be terminated by mutual agreement of the parties at any time.

     12.2.Termination of Royalty Payment: Should Solartech no longer wish to build the Erythemal Detector used in the Solarmeter(R) Version 7.0 that can be bought for $45.00 in lieu of Royalty, the inconvenience could be significant and consequently, the Royalty payments would be suspended forever, unless another source for the same is provided at the $45.00 price in the same quality, within thirty (30) days the decision to no longer build and provide to PocketSpec the Erythemal Detector used in the Solarmeter(R) Version 7.0. In the event of such a decision, all documents and confidential materials that Solartech used to have the Erythemal Subassembly Detector Componentry made shall be immediately provided to PocketSpec.

     12.3.Accrued Rights. Expiration or termination of this Agreement shall not release either party from any obligation theretofore accrued.

13.  DISTRIBUTION AGREEMENT:

     13.1.Solartech has granted to PocketSpec the non-exclusive distribution rights to buy and sell the Solartech Meters in the United States of America and Worldwide, Except in the United Kingdom, where PocketSpec will the exclusive right to distribute the Solartech Meters, all subject to the following pricing and purchase terms:

          13.1.1. PocketSpec may purchase any of the Solartech Meters now shown on the web site of www.solarmeter.com, or hereafter shown, for a per device cost of $58.00, plus the actual component costs of Solartech, which shall be adjusted every six months during the term of this Agreement, with the first adjustment on August 1, 2003, and on the 1st day of every sixth month thereafter. Solartech shall notify PocketSpec of any cost adjustments within ten (10) days after each adjustment date or no adjustment will be possible until the next six month period. The current component costs for each of the Solartech products are 5.0 $18.96; 6.0 $36.22; 6.5 $43.80; 7.0 $43.80; 8.0 $46.67.

          13.1.2. PocketSpec shall pay for shipping costs to Solartech.

          13.1.3. PocketSpec shall be responsible for any sales taxes.

          13.1.4.  PocketSpec  is  an  authorized   reseller  for  any  warranty
               coverage.

          13.1.5. PocketSpec may deposit money with Solartech if it wishes, in $500 denominations, and then instruct Solartech who and where to ship the products to. In this event, Solartech shall bill the cost for the product , plus shipping from the deposit amount and fax a statement to 303.393.1700 with the shipping information. PocketSpec shall issue a check to Solartech for the billing amount in order to maintain the deposit amount.

          13.1.6. Solartech shall periodically provide and update its retail and wholesale price list to PocketSpec.

          13.1.7. PocketSpec may promote in any way its distribution agreement.

          13.1.8. Solartech shall provide to PocketSpec its customer list when PocketSpec has its software and non-portable devices for sale.

14.  MISCELLANEOUS

     14.1.Governing Law. This Agreement shall be governed by, and construed and interpreted, in accordance with the laws of the State of Michigan without reference to principles of conflicts of laws.

     14.2.Compliance with Laws. Each party shall perform this Agreement in compliance with all applicable federal, national, state and local laws, rules and regulations and shall indemnify the other party and its customers for loss or damage sustained because of such party's noncompliance with any such law, rule or regulation. Each party shall furnish to the other party any information requested or required by that party during the term of this Agreement or any extensions hereof to enable that party to comply with the requirements of any U.S. or foreign federal, state, and/or governmental agency.

     14.3.Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR
          INCIDENTAL, CONSEQUENTIAL, INDIRECT, OR SPECIAL DAMAGES OF THE OTHER PARTY ARISING OUT OF THIS AGREEMENT, UNDER ANY THEORY OF LIABILITY.

     14.4.Force Majeure. Neither party shall be held responsible for any delay or failure in performance hereunder caused by strikes, embargoes, unexpected government requirements, civil or military authorities, acts of God, earthquake, or by the public enemy or other causes reasonably beyond such party's control and without such party's fault or negligence.

     14.5.Independent Contractors. The relationship of Solartech and PocketSpec established by this Agreement is that of independent contractors. Nothing in this Agreement shall be constructed to create any other relationship between Solartech and PocketSpec. Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

     14.6.Assignment. This Agreement shall inure to the benefit of the parties successor and assigns. Assignment does not relieve assignor its respective obligations, without written agreement of the non assigning party.

     14.7.Notices. Any required notices hereunder shall be given in writing by certified mail or overnight express delivery service (such as FedEx) at the address of each party at the above addresses, or to such other address or as either party may substitute by written notice. Notice shall be deemed served when delivered or, if delivery is not accomplished by reason or some fault of the addressee, when tendered.

     14.8.Modification; Waiver. This Agreement may not be altered, amended or modified in any way except by a writing signed by both parties. The failure of a party to enforce any provision of the Agreement shall not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision or right.

     14.9.Severability. If any provision of any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement.

     14.10. Entire Agreement. The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements, and writings in respect hereto.

     14.11. Facsimile Signatures: This Agreement shall be binding if signed by one part and sent to the other party by facsimile.

     IN WITNESS WHEREOF, each party hereto has had this Agreement executed by there duly authorized representative.



Solartech, Inc., a Michigan corporation



By: /s/ Steven J. Mackin
---------------------------
Steven J. Mackin, its President



PocketSpec Technologies Inc.



By: /s/ F. Jeffrey Krupka
---------------------------
F. Jeffrey Krupka, its President